FORM 4

  (   )  Check this box if no longer
         subject to Section 16.  Form 4
         or Form 5 obligations may continue.
         See Instruction 1(b).

                    UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION         _____________________
                WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                     |_____________________|
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                     |EXPIRES:             |
                                                     |   SEPTEMBER 30, 1998|
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person

        Ellsworth                   Thomas                        S.
 ___________________________________________________________________________
        (Last)                      (First)                    (Middle)

        100 Tri-State Drive
 ___________________________________________________________________________
                                   (Street)

        Lincolnshire                   IL                        60069
 ___________________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2.  Issuer Name and Ticker or Trading Symbol

     Ivex Packaging Corporation/IXX
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

 ___________________________________________________________________________
 4.  Statement for Month/Year

     May/1998
 ___________________________________________________________________________
 5.  If Amendment, Date of Original (Month/Year)

     June 5, 1998
 ___________________________________________________________________________
 6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     (  ) Director
     (  ) 10% Owner
     ( X) Officer (give title below)
     (  ) Other (specify title below)
     Vice President and General Manager
     ------------------------------------------
 ___________________________________________________________________________
 7.  Individual, or Joint/Group Filing (Check Applicable Line)
     ( X) Form filed by One Reporting Person
     (  ) Form filed by More than One Reporting Person

 ___________________________________________________________________________

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 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICIALLY OWNED
 ___________________________________________________________________________
 1.  Title of Security (Instr. 3)

     Common Stock
 ___________________________________________________________________________
 2.  Transaction Date (Month/Day/Year)

     5/20/98
 ___________________________________________________________________________
 3.  Transaction Code (Instr. 8)

     J
 ___________________________________________________________________________
 4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     83,994 disposed of at $24.00 per share
 ___________________________________________________________________________
 5.  Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

     151,017(1)
 ___________________________________________________________________________
 6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

     D
 ___________________________________________________________________________
 7.  Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________
 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1.  Title of Derivative Security (Instr. 3)

 ___________________________________________________________________________
 2.  Conversion or Exercise Price of Derivative Security

 ___________________________________________________________________________
 3.  Transaction Date (Month/Day/Year)

 ___________________________________________________________________________
 4.  Transaction Code (Instr. 8)

 ___________________________________________________________________________
 5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)

 ___________________________________________________________________________
 6.  Date Exercisable and Expiration Date (Month/Day/Year)

 ___________________________________________________________________________
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

 ___________________________________________________________________________
 8.  Price of Derivative Securities (Instr. 5)

 ___________________________________________________________________________
 9.  Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

 ___________________________________________________________________________
 10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
     (Instr. 4)

 ___________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________

 EXPLANATION OF RESPONSES:

      J    Securities sold pursuant to an underwritten public offering.

      (1) Item 5 of Table I of the original Form 4 inadvertently included the derivative securities reported on the Form 3/A.





      /s/  Thomas S. Ellsworth                    December 2, 1998
    ---------------------------------             ----------------
    **  SIGNATURE OF REPORTING PERSON                  DATE

   _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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